Exhibit 107

Calculation of Filing Fee Tables
S-1
(Form Type)

SpringBig Holdings, Inc

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, par value $0.0001 per share	457(c)	21,590,291(2)	$1.75(3)	$37,783,009	$.0000927	$3,502.48
	Equity	Common Stock, $0.0001 par value per share, issuable upon exercise of outstanding warrants	457(g)	16,000,000(4)	$11.50(5)	$184,000,000	$.0000927	$17,056.80
	Equity	Warrants to purchase shares of common stock	457(i)	6,000,000(6)	– (7)	–	–	–

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$ 221,783,009
	Total Fees Previously Paid							$0

	Net Fee Due							$20,559.28

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of the Registrant's common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Consists of up to 21,590,291 shares of common stock being registered for resale by the selling securityholders named in this registration statement consisting of up to: (i) 1,341,356 shares of common stock purchased by subscribers in a private placement pursuant to separate subscription agreements, (ii) 4,000,000 shares of common stock originally issued in a private placement to originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company and certain affiliates in connection with the IPO of Tuatara Capital Acquisition Corporation (“Tuatara”), and (iii) 16,248,935 shares of common stock beneficially owned by certain stockholders who have been granted registration rights.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant's common stock as reported on the Nasdaq Capital Market on July 13, 2022.

(4)
Consists of up to 16,000,000 shares of common stock, consisting of up to: (i) 6,000,000 shares of common stock that may be issued upon the exercise of 6,000,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering of Tuatara, by the holders thereof, at an exercise price of $11.50 per share, subject to adjustment, and (ii) 10,000,000 shares of common stock that may be issued upon the exercise of 10,000,000 warrants (the “public warrants”), originally issued in the initial public offering of Tuatara, by holders thereof, at an exercise price of $11.50 per share, subject to adjustment.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of common stock issuable upon exercise of the public warrants and private placement warrants.
(6)	Represents the resale of 6,000,000 private placement warrants.
(7)
In accordance with Rule 457(g), the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.